Exhibit 99.1

Treasure Global Signs Agreement to Retire Convertible Debt Notes

Strategic Action Strengthens Financial Position

NEW YORK and KUALA LUMPUR, Malaysia, Dec. 05, 2023 (GLOBE NEWSWIRE) -- Treasure Global Inc (the “Company” or “Treasure Global”) (NASDAQ: TGL), an innovative technology solutions provider, today announced that it has signed an agreement with YA II PN, Ltd to retire all its outstanding convertible debt notes, following the Company’s recently announced $4.0 million public offering.

On November 30, 2023, Treasure Global announced that it successfully closed a $4.0 million public offering. A portion of the proceeds were utilized to retire the remaining $2.1 million convertible notes.

“By retiring our convertible debt notes, we believe we will fortify our financial position, demonstrating our commitment to optimizing our capital structure, with the goal of fostering sustainable growth,” stated Sam Teo, Chief Executive Officer of Treasure Global.

About Treasure Global Inc

Treasure Global is a Malaysian solutions provider developing innovative technology platforms. Treasure Global has developed two technology solutions: the ZCITY App, a unique digital ecosystem that transforms and simplifies the e-payment experience for consumers, while simultaneously allowing them to earn rewards; and TAZTE, a digital F&B management system providing merchants with a one-stop management and automated solution to digitize their businesses. Treasure Global also acts as a master franchiser in Southeast Asia for popular restaurant chains, while providing them with the TAZTE solution. As of November 28, 2023, ZCITY had over 2,670,000 registered users.

For more information, please visit https://treasureglobal.co/.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 filed with the Securities and Exchange Commission (“SEC”) on September 28, 2023 and other filings made with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. These forward-looking statements cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For further information, please contact:

U.S. Investor Contact
Erika Kay
KCSA Strategic Communications
ir_us@treasuregroup.co

Malaysian Investor Contacts
ir_my@treasuregroup.co

Media Contact
Sue Chuah, Chief Marketing Officer
Treasure Global Inc
mediacontact@treasuregroup.co